Exhibit 99.1

Rex Energy Corporation Names William L. Ottaviani as

Senior Vice President of Reservoir Engineering

STATE COLLEGE, Pennsylvania, August 14, 2007 – Rex Energy Corporation (“Rex Energy”) (NASDAQ: REXX) announced today that it has named William L. Ottaviani as senior vice president of reservoir engineering.

Ottaviani will oversee Rex Energy’s internal reserve engineering department and will report to Benjamin W. Hulburt, chief executive officer, and Thomas F. Shields, president and chief operating officer.

Ottaviani comes to Rex Energy from Chevron Corporation, where he was most recently a senior petroleum engineering advisor providing petroleum engineering and operations oversight as part of the company’s activities in Angola.

“Bill brings 25 years of global experience in reservoir management, engineering and operations to Rex Energy,” said Hulburt. “We will leverage his industry knowledge and proven ability to manage asset development and field performance to strengthen our capabilities and advance our operations.”

From 1982 until 2007, Ottaviani served in various management, engineering, operational and staff positions for Chevron Corporation and its affiliated companies, with assignments in California, Louisiana, Indonesia and Angola. During his Angola assignment from 2002 until 2007, Ottaviani served as both a senior petroleum engineering advisor and asset development manager. He received his Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and his M.B.A. from California State University, Bakersfield.

About Rex Energy

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Benjamin W. Hulburt at 814-278-7267 or e-mail investorrelations@rexenergycorp.com.

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